Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2008 Results
HIGHLIGHTS
•	Adjusted earnings per share grows to $0.34 from $0.24 last year

•	Net sales grow 39.2% year-over-year

•	Adjusted EBITDA grows 35.3% to $37.3 million year-over-year

•	SG&A as percentage of revenue down from 13.5% to 12.2%

•	Plant closing costs, intercompany currency issues affect bottom line
Westchester, IL, May 8, 2008 — TreeHouse Foods, Inc. (NYSE: THS) today reported a 39.2% increase in first quarter net sales compared to last year, including a 4.7% increase in sales before acquisitions. Adjusted earnings per share before unusual items increased 41.7% over last year’s first quarter due to increased sales, lower interest rates and favorable tax rates associated with last year’s E.D. Smith acquisition.
“Our first quarter results exceeded our expectations, driven by strong top line growth before acquisitions and very good performance at E.D. Smith. In addition, our pricing and internal cost savings programs resulted in margins before acquisitions decreasing only 17 basis points, despite very large increases in our commodity costs. Retail grocers are now seeing consumers switch to value priced store brands, and we believe the TreeHouse product portfolio is well positioned to take advantage of these shifts,” commented Chairman of the Board and Chief Executive Officer, Mr. Sam K. Reed.
Reported net income was $2.1 million or $0.07 per share compared to net income of $7.4 million or $0.24 per share for the same quarter last year, due to costs associated with the previously announced closing of the Portland, Oregon pickle plant and an exchange loss on Canadian denominated intercompany debt. Excluding these unusual items, earnings per share would have been $0.34, a 41.7% increase over last year. The following table reconciles the reported earnings per share to adjusted earnings per share excluding unusual items.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2008	2007
	(unaudited)

EPS as reported	$0.07	$0.24
Plant closing costs	0.24	—
Loss on currency translation and other	0.03	—

Adjusted EPS	$0.34	$0.24

The year-over-year improvement was largely due to the contribution of the 2007 acquisitions of E.D. Smith, San Antonio Farms and DeGraffenreid LLC; lower stock compensation expense; and a lower tax rate in the first quarter of 2008.
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, on the attached schedule) increased 35.3% to $37.3 million in the first quarter compared to $27.6 million in the same period last year. The increase is due primarily to the addition of the San Antonio Farms and E.D. Smith acquisitions. As expected, adjusted EBITDA growth of 35.3% lagged the 39.2% year-over-year growth in total revenues due to the mix of lower margin new businesses acquired last year.
Net sales for the quarter totaled $360.6 million, an increase of 39.2% over the first quarter of 2007 due to the acquisitions of San Antonio Farms, E.D. Smith and DeGraffenreid. Excluding acquisitions, sales improved 4.7%. Gross margins for the quarter decreased slightly from 20.1% to 19.5% due to the addition of lower margin E.D. Smith related revenues. Excluding new acquisitions, margins were down only slightly despite rapidly rising input costs. This stability was due to aggressive pricing to counteract increases in raw materials such as corn syrup and soybean as well as energy costs.
Selling, distribution, general and administrative expenses were $43.9 million for the quarter, an increase from $35.0 million in the first quarter of 2007. The increase was due to the growth of the Company from new acquisitions in 2007. Selling, general and administrative expenses as a percent of sales improved to 12.2% of sales in the first quarter of 2008 compared to 13.5% last year as we continue to realize synergies from acquired companies.
Other operating expense included a charge of $10.4 million or $0.24 per share in the first quarter of 2008 for costs associated with the previously announced closure of the Portland, Oregon pickle plant. The total closure costs are estimated at $22.0 million or $0.44 per share. The plant closure should be completed before the end of the third quarter of 2008.
Interest expense in the quarter was $7.7 million compared to $3.8 million last year due to higher bank debt used to fund the E.D. Smith and San Antonio Farms acquisitions. On a sequential basis, interest expense decreased from $9.1 million in the fourth quarter of 2007 as a result of lower debt from positive cash flows and lower interest rates during the quarter. The effective income tax rate of 26.3% in the first quarter was significantly lower than last year’s rate of 38.9%. The lower effective tax rate is due to the financing structure established for the E.D. Smith Canadian and U.S. businesses. In addition, the Company recorded a one-time Canadian tax benefit relating to interest expense in the quarter. This one-time item produced a 6.4% decrease in the quarter’s tax rate.

CHANGE IN SEGMENT REPORTING
Effective January 1, 2008, the Company realigned the manner in which the business is managed and now focuses on operating results based on channels of distribution, which has resulted in a change to the operating and reportable segments. Previously, the Company managed its business based on product categories. The change in operating and reportable segments from product to channel based is consistent with management’s long-term operating strategy. The Company has identified three reportable segments:
1.	North American Retail Grocery — This segment sells branded and private label products to customers within the United States and Canada. These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, jellies, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products, and baby food.

2.	Food Away From Home — This segment sells to food service customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export — This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including for repackaging in portion control packages and for use as an ingredient by other food manufacturers. Export sales are primarily to industrial customers.
The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses. General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.
North American Retail Grocery net sales for the first quarter increased by 49.8% from $146.6 million to $219.6 million compared to the same quarter last year primarily due to the acquisitions of San Antonio Farms and E.D. Smith. Excluding these acquisitions, net sales decreased 0.6% due to lower sales of branded baby food. Direct operating income as a percent of sales declined from 12.7% to 11.6% due to lower sales of higher margin baby food and the mix of lower margin salad dressings.
Food Away From Home segment sales increased by 28.5% from $55.2 million to $70.9 million compared to the same quarter last year due to the addition of the foodservice businesses of San Antonio Farms and DeGraffenreid. Excluding acquisitions, sales grew 4.2% as pricing contributed to the gain. Direct operating income declined only slightly from 10.8% to 10.7%.
Industrial and Export segment sales increased 22.5% from $57.2 million last year to $70.1 million this year due to higher co-pack sales and pass through pricing offsetting higher commodity costs. Direct operating income improved from 11.3% of net sales to 13.7% due to pricing and better manufacturing efficiencies in our co-packed businesses.
GUIDANCE FOR 2008
Commenting on the outlook for 2008, Sam K. Reed said, “We are very pleased with our strong start to the year. While we are still cautious regarding the continuing escalation in input costs, we believe the combination of second half pricing and on-going cost savings programs, along with a continuation of favorable interest rates, will help mitigate the input cost environment. As such, we are confident in reaffirming our full year 2008 guidance of adjusted earnings per share of $1.50 to $1.55. In regard to the second quarter, we expect earnings to be in the range of $0.29 to $0.32 as our latest pricing programs will be fully realized in the third and fourth quarters.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between earnings for the three month periods ended March 31, 2008 and March 31, 2007 calculated according to GAAP and Adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Daylight Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams, jellies and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2007 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
	(unaudited)

Net sales	$360,623	$258,984
Cost of sales	290,234	206,895

Gross profit	70,389	52,089
Operating expenses:
Selling and distribution	28,664	21,466
General and administrative	15,242	13,580
Other operating expense, net	10,922	—
Amortization expense	3,487	1,066

Total operating expenses	58,315	36,112

Operating income	12,074	15,977
Other (income) expense:
Interest expense	7,731	3,870
Interest income	(20)	(46)
Loss on foreign currency exchange	1,860
Other	(294)	—

Total other expense	9,277	3,824

Income from continuing operations before income taxes	2,797	12,153
Income taxes	736	4,730

Income from continuing operations	2,061	7,423

Income (loss) from discontinued operations, net of tax	—	(9)

Net income	$2,061	$7,414

Weighted average common shares:
Basic	31,204	31,202
Diluted	31,308	31,313
Basic earnings per common share:
Income from continuing operations	$0.07	$0.24
Income from discontinued operations, net of tax	—	—

Net income	$0.07	$0.24

Diluted earnings per common share:
Income from continuing operations	$0.07	$0.24
Income from discontinued operations, net of tax	—	—

Net income	$0.07	$0.24

Supplemental Information:
Depreciation and Amortization	11,973	7,817
Expense under FAS123R, before tax	2,781	3,712

Segment Information:
North American Retail
Net Sales	219,640	146,588
Direct Operating Income	25,492	18,605
Direct Operating Income Percentage	11.6%	12.7%

Food Away From Home
Net Sales	70,926	55,191
Direct Operating Income	7,568	5,947
Direct Operating Income Percentage	10.7%	10.8%

Industrial and Export
Net Sales	70,057	57,205
Direct Operating Income	9,603	6,488
Direct Operating Income Percentage	13.7%	11.3%

The following table reconciles our net income to adjusted EBITDA for the three months ended March 31, 2008 and 2007:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
	(unaudited)

Net income as reported	$2,061	$7,414
Interest expense	7,731	3,870
Interest income	(20)	(46)
Income taxes	736	4,730
Discontinued operations	—	9
Depreciation and amortization	11,973	7,817
Stock option expense	2,781	3,712
Loss on currency translation and other	1,541
Acquisition integration and accounting adjustments	83
Plant shut-down costs and asset sales of closed facilities	10,436	79

Adjusted EBITDA	$37,322	$27,585